Tortoise Capital Resources Corp. Schedules Earnings Release for its Third Quarter Ended August 31, 2011

 Sep 29, 2011 - LEAWOOD, Kan.--(BUSINESS WIRE)-- Tortoise Capital Resources Corp. (NYSE: TTO) will host a conference call on Thursday, Oct. 13, 2011 at 4:00 p.m. Central to report its earnings results for its third quarter ended Aug. 31, 2011.

Please dial into the call using the toll free number: (800) 762-8779.

The call will also be webcast in a listen-only format. A link to the webcast will be accessible at www.tortoiseadvisors.com. A replay of the call will be available beginning at 6:00 p.m. CDT on Oct. 13, 2011 and continuing through Oct. 27, 2011, by dialing (800) 406-7325. The replay access code is 4467190. A replay of the webcast will also be available on the company's website at www.tortoiseadvisors.com through Oct.13, 2012.

About Tortoise Capital Resources Corp.

Tortoise Capital Resources Corp. (NYSE: TTO) is focused on real asset acquisitions primarily in the U.S. energy infrastructure sector. Tortoise Capital Advisors, LLC entered into a consulting agreement with Corridor Energy LLC to identify, analyze and finance potential investments for TTO in real estate investment trust (REIT) qualifying assets. For more information, visit www.corridorenergy.com.

About Tortoise Capital Advisors, LLC

Tortoise Capital Advisors, LLC is an investment manager specializing in managing portfolios of MLPs and other energy companies. As of Aug. 31, 2011 the adviser had approximately $6.5 billion of assets under management in five NYSE-listed closed-end investment companies, TTO, an open-end fund and private accounts. For more information, visit www.tortoiseadvisors.com.

Safe Harbor Statement

This press release shall not constitute an offer to sell or a solicitation to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer or solicitation or sale would be unlawful prior to registration or qualification under the laws of such state or jurisdiction.

Tortoise Capital Advisors, LLC
Pam Kearney, 866-362-9331
Investor Relations
pkearney@tortoiseadvisors.com